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                                                                    EXHIBIT 10.5


             AGREEMENT OF PURCHASE AND SALE AND ESCROW INSTRUCTIONS

        THIS AGREEMENT OF PURCHASE AND SALE AND ESCROW INSTRUCTIONS (this "Agreement"), dated as of April 30, 1996 for reference purposes, is entered into by and between PACIFIC GULF PROPERTIES INC., a Maryland corporation ("Buyer"), and 550 ASSOCIATES, a California limited partnership ("Seller"), with reference to the following facts:

        A. Seller is the owner of that certain "Property" (hereinafter described) located in the City of San Marcos, State of California, consisting of an approximately 72,050 square foot business park commonly known as San Marcos Commerce Center, located at 540-550 South Pacific Avenue, San Marcos, California.

        B. Buyer desires to buy, and Seller desires to sell, the Property upon the terms and conditions set forth in this Agreement.

        NOW THEREFORE, in consideration of the foregoing recitals, and the mutual covenants contained herein, Buyer and Seller hereby agree as follows:

        1. Property. Seller hereby agrees to sell and convey to Buyer, and Buyer hereby agrees to purchase from Seller, subject to the terms and conditions set forth herein, the following:

             (a) that certain real property, more particularly described in
Schedule 1 to the "Deed" (as hereinafter defined) attached hereto as Exhibit A (the "Land");

             (b) all rights, privileges and easements appurtenant to the Land and owned by Seller (collectively, the "Appurtenances"), if any;

             (c) all improvements and fixtures affixed to the Land and Appurtenances and all apparatus, equipment and appliances affixed to the Land and Appurtenances, if any (collectively, the "Improvements", and together with the Land and Appurtenances, the "Real Property"); and

             (d) all tangible personal property, if any, owned by Seller located on or in or used in connection with the Real Property as of the date hereof and as of the "Closing Date" (as hereinafter defined) pursuant to the "Bill of Sale" (as hereinafter defined) attached hereto as Exhibit B (collectively, the "Tangible Personal Property"). Buyer acknowledges that Seller has informed Buyer that there is no Tangible Personal Property; and

             (e) any intangible personal property now or hereafter owned by Seller and used in the ownership, use or
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operation or development of the Real Property and, to the extent approved by
Buyer pursuant to this Agreement, any lease rights (including, without limitation, the lessor's interest in and to all leases, subleases and tenancies, including all amendments, modifications, agreements, records, and other documents affecting in any way a right to occupy any portion of the Real Property (individually and collectively, the "Leases"), and Seller's interest in all security deposits and prepaid rent, if any, under the Leases and any and all guaranties of the Leases, and all other agreements or rights relating to the ownership, use and operation of the Real Property or Tangible Personal Property (collectively, the "Intangible Property"). As provided in the "Assignment of Leases" (hereinafter defined), at Closing, Buyer will assume all of the Leases and perform the obligations of the landlord thereunder arising after the Closing Date.

        All of the items referred to in Subparagraphs (a), (b), (c) and (d) above are collectively referred to herein as the "Property".

        2. Purchase Price.

           (a) The purchase (the "Purchase Price") for the Property shall be Two Million Six Hundred Sixty Thousand Dollars ($2,660,000).

           (b) The Purchase Price shall be paid through "Escrow" (as hereinafter defined) as follows:

               (i) Escrow in connection herewith (the "Escrow") has been opened with Chicago Title Insurance Company, 16969 Von Karman, Irvine, California 92714
Attention: Joy Eaton ("Escrow Holder"). Concurrently with the delivery of this Agreement to Escrow, fully executed by Buyer and Seller (the "Execution Date"), Buyer will deposit into Escrow by certified, cashiers or guaranteed check the amount of $50,000 (the "Deposit").

               (ii) The Deposit shall be held by Escrow Holder in an interest-bearing account for Buyer's benefit. The Deposit and all interest earned thereon shall be applied towards the Purchase Price at Closing.

               (iii) On or before the Closing, if this Agreement has not been earlier terminated, Buyer shall deposit into Escrow by wire transfer funds in the amount of the balance of the Purchase Price, adjusted for the prorations and any other adjustments provided elsewhere in this Agreement (the "Closing Amount").

        3. Due Diligence Material. Seller shall deliver or cause to be delivered the following materials to Buyer at Seller's cost (excluding reasonable charges for photocopies and

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delivery, if any, which shall be paid by Buyer upon approval of an invoice therefor) within three days after the Execution Date:

           (a) true, complete and accurate copies of all existing leases, subleases, rental agreements and other agreements for occupancy of space in the Improvements and all supplements, modifications and amendments thereto (collectively "Leases") and lease files, if any, and a rent roll (the "Rent Roll") attached hereto as Exhibit C;

           (b) all reports in Seller's possession or control relating to the environmental condition of the Property (the "Environmental Reports");

           (c) the existing survey of the Property;

           (d) Seller's existing policies of casualty and liability insurance with respect to the Property and a history of all claims made under such policies. Seller has represented and warranted to Buyer that prior to the date hereof, that no claims have arisen under such policies regarding the Property. Seller has further informed Buyer, and Buyer acknowledges, that such policies are not transferrable to Buyer at Closing;

           (e) annual statements of operations for the Property (which may include statements of operations for Seller's property located in San Diego in addition to the Property) for 1995 and a statement for the first quarter of 1996 for the Property;

           (f) copies of 1995 utility bills for the Property;

           (g) true, complete and accurate copies of the 1995/96 property tax bills for the Property;

           (h) all books, records, legal documents and other information relating to the Property. Seller has represented and warranted to Buyer that, other than items delivered by Seller to Buyer prior to the date hereof (and governmental licenses, permits and approvals), no such books, records, legal documents or other information relating to the Property exist; and

           (i) a copy of the plans for the Improvements (which plans shall be made available to Buyer in Seller's Los Angeles office, but shall not be delivered to Buyer unless and until Closing occurs); and

           (j) a copy of Seller's Title Policy of Insurance dated as of the date Seller acquired title to the Property and copies of any documents, if any, known to Seller which affect title to the Property and which are not disclosed by the such title policy.

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        Seller represents and warrants that, prior to the date hereof, Seller has delivered true and complete copies of all of the foregoing (Paragraphs 3(a)-3(j) hereof) to Buyer, and Buyer acknowledges receipt of the documents specified above prior to the date of this Agreement.

        Buyer shall receive from the Title Company a current extended coverage preliminary title report for the Real Property issued by Chicago Title Insurance Company (the "Title Company"), accompanied by copies of all documents referred to in the report. Buyer shall also receive a current ALTA survey ("Survey") of the Property.

        Buyer shall also deliver such other information relating to the Property that is requested by Buyer of Seller in writing during the Investigation Period to the extent such information is in the possession or control of Seller.

        4. Title to the Property.

           (a) At the "Closing" (hereafter defined), Seller shall convey to Buyer fee simple title to the Real Property and Improvements, by a duly executed and acknowledged grant deed substantially in the form attached hereto as Exhibit D (the "Deed").

           (b) At the Closing (i) Seller shall transfer title to the Tangible Personal Property by a bill of sale in the form attached hereto as Exhibit B (the "Bill of Sale"), such title to be free of any liens, encumbrances or interests, (ii) Seller shall transfer title to the Intangible Property, and all permits and approvals relating to the Property (collectively, the "Permits") by an assignment of intangible property in the form attached hereto as Exhibit E (the "Assignment of Intangible Property") and (iii) Seller shall transfer title to the Leases by an assignment of Leases in the form attached hereto as Exhibit F (the "Assignment of Leases"), such title in each case to be free of any liens, encumbrances or interests.

           (c) Anything contained herein to the contrary notwithstanding and notwithstanding any approval or consent given by Buyer hereunder, except for real estate taxes not yet due or payable, Seller shall cause all mortgages, deeds of trust and other monetary encumbrances, including without limitation all mechanics' liens, to be released and reconveyed from the Property on or prior to the Closing.

        5. Buyer's Contingencies. Buyer shall have the right to review and approve the condition of the Property, including the Property's physical, environmental, legal and/or regulatory condition, and the condition of title thereto and all items listed in Paragraph 4, above, until the date which is thirty (30) calendar days from and after the Execution Date (the "Investigation Period"). During the Investigation Period, Buyer

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may, at its sole risk, responsibility, cost and expense, enter onto the Property to perform such reasonable feasibility studies, engineering studies, soils tests, and other investigations as may be reasonably necessary to its evaluation of the Property. After any such entry onto the Property, Buyer shall promptly restore the Property to its prior condition, if such condition was changed by the entry. During the Investigation Period, Seller will cooperate with, and will provide Buyer with such access and information as is reasonably required by Buyer to enable Buyer, at Buyer's sole cost and expense, to conduct an audit of the operation of the Property, including, without limitation, to audit the 1995 operating statements and the first quarter operating statements for 1996. On or before the expiration of the Investigation Period, if Buyer disapproves of the Property, Buyer shall have the right in its sole and absolute discretion to terminate this transaction, by delivering to Seller, within the Investigation Period, written notice of termination ("Buyer's Notice of Termination"). In the event this Agreement is terminated by Buyer pursuant to this Paragraph, Seller shall not be responsible for any costs in connection with obtaining the title report from the Title Company. Buyer's expenditures of time and resources and possible loss of opportunity by Buyer constitute adequate consideration for Seller's remaining bound by this Agreement during the Investigation Period, notwithstanding the termination rights granted to Buyer herein. Seller must comply with all of Seller's other obligations and duties under this Agreement until Buyer provides notice of termination within the time periods provided to Buyer in this Agreement or if this Agreement is not terminated, then until Closing. If Buyer fails to deliver Buyer's Termination Notice to Seller prior to the expiration of the Investigation Period, then Buyer shall be deemed conclusively and unconditionally to have approved of the Property. Subject to the provisions of Paragraph 4(c), above, it is understood that Seller shall have no obligation to cure or remedy any objection and that in the event of disapproval, Buyer's sole right (in its sole discretion ) shall be to waive such objection and continue this Agreement or to terminate this transaction. Seller shall have five (5) days after receipt of Buyer's Notice of Termination to give
Buyer: (i) evidence satisfactory to Buyer of the removal of such objectionable condition or that such objectionable condition will be removed or Buyer's conditions to its acceptance satisfied on or before the Closing Date (including reasonable detail regarding the manner in which Seller will cause such removal or satisfaction of Buyer's conditions to acceptance of each objectionable condition); or (ii) notice that Seller elects not to cause such objectionable condition to be removed or conditions to acceptance satisfied; provided, however, that, whether or not objected to by Buyer, Seller must comply with all of Seller's other obligations and duties under this Agreement. If Seller fails to give Buyer notice pursuant to the prior sentence, or if Seller gives Buyer notice under clause (ii), Buyer shall have the right in its sole discretion either to waive in writing the objectionable condition and proceed with the purchase or terminate this Agreement. If

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Buyer shall fail to give Seller notice of its election pursuant to the preceding sentence within five (5) days after delivery of Buyer's Notice of Termination, Buyer shall be deemed to have elected to terminate this Agreement. If Seller shall give notice pursuant to clause (i) and shall fail to remove or otherwise satisfy the objectionable condition in the manner specified in Seller's notice, and Buyer is unwilling to waive such condition, Seller shall be in default under this Agreement. If Buyer terminates this Agreement pursuant to this paragraph 5, the Deposit, together with all interest accrued thereon, shall be returned to Buyer.

        6. No Warranties. Buyer hereby acknowledges that, except as specifically set forth in this Agreement, Seller has not made, and shall not make, any representation or warranty whatsoever concerning the Property or any aspect thereof including, but not limited to, the Property's legal, regulatory, environmental or physical condition, or condition of title thereto, or otherwise. Buyer shall buy the Property "as is" and "with all faults" and, except as specifically set forth in this Agreement, shall be deemed to have relied solely on its own investigations and inspections, and, except as specifically set forth in this Agreement, Seller shall have no liability to Buyer following the Close of Escrow.

        7. Conditions Precedent to Closing. The following are conditions precedent to Buyer's obligation to purchase the Property (the "Conditions Precedent"). The Conditions Precedent are intended solely for the benefit of Buyer and may be waived only by Buyer in writing. In the event any condition precedent is not satisfied, Buyer may, in its sole and absolute discretion, terminate this Agreement and all obligations of Buyer and Seller hereunder (except provisions of this Agreement which recite that they survive termination) shall terminate and be of no further force or effect.

           (a) Buyer's inspection, review and approval, within the Investigation Period, of all aspects of the Property that Buyer deems necessary or appropriate.

           (b) The issuance by the Title Company to Buyer of an ALTA extended coverage Owner's Policy of Title Insurance (Form B, rev. 10/17/70 with Endorsement Form 1 coverage) in the amount of the Purchase Price, insuring fee simple title to the Real Property and Improvements in Buyer, subject only to the "Permitted Exceptions" (as hereinafter defined) (the "Title Policy"). The Title Policy shall contain the CLTA 101.4, 103.7, 116.1, 116.4 and 116.7 endorsements (the "Endorsements"). "Permitted Exceptions" shall mean (i) non-delinquent real property taxes and assessments; (ii) the rights of the tenants and subtenants under the Leases (but not a general exception for parties in possession); (iii) matters disclosed by the ALTA Survey Buyer obtains (but not a general survey exception unless Buyer elects not to obtain a survey); and (iv) all matters of

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record except liens and encumbrances which Seller is obligated to remove.

           (c) All of Seller's representations and warranties contained in or made pursuant to this Agreement shall have been true and correct when made and shall be true and correct as of the Closing Date.

           (d) Seller shall have fully complied with all of Seller's duties and obligations contained in this Agreement.

           (e) Subject to Paragraph 19 below, the physical condition of the Property shall be substantially the same on the day of Closing as on the date of Buyer's execution of this Agreement, reasonable wear and tear excepted.

           (f) As of the Closing Date, there shall be no litigation or administrative agency or other governmental proceeding of any kind whatsoever pending which would reasonably be expected to materially adversely affect the value of the Property or the ability of Buyer to operate the Property in the manner in which it is currently being operated, and no proceedings shall be pending which would cause the redesignation or other modification of the zoning classification of, or of any building or environmental code requirements applicable to, any of the Property in a way which would materially adversely affect the value of the Property or the ability of Buyer to operate the Property in the manner in which it is currently being operated.

           (g) Seller shall have provided Buyer with an updated Rent Roll three
(3) business days prior to Closing, which updated Rent Roll must not indicate any material adverse change from the Rent Roll last approved by Buyer.

           (h) Seller shall terminate prior to the Closing, at no cost or expense to Buyer, any contracts affecting the Property.

           (i) Buyer's review and approval of tenant estoppel certificates from all tenants within the Property. Seller shall use good faith efforts to obtain and deliver to Buyer tenant estoppel certificates in the form attached hereto as Exhibit G (as modified to address specific reasonable concerns arising as a result of Buyer's review of the Leases). For any tenant that Seller is not able to deliver a tenant estoppel certificate, Buyer may elect to accept an estoppel certificate from Seller (a "Seller Estoppel Certificate") in lieu thereof, addressing those items which would otherwise have been addressed in the tenant estoppel certificate. Said certificates shall be dated no earlier than fifteen
(15) days prior to the Closing Date.

           (j) Notwithstanding anything to the contrary contained in this Agreement, (1) Buyer's obligation to purchase

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the Property is conditioned upon the approval by Buyer's Executive Committee during the Investigation Period of the transactions contemplated by this Agreement, and (2) Seller's obligation to sell the Property is conditioned upon the approval by Seller's Board during the Investigation Period of the transactions contemplated by this Agreement.

        8. Liquidated Damages. IN THE EVENT THE SALE OF THE PROPERTY IS NOT CONSUMMATED BECAUSE OF THE FAILURE OF ANY CONDITION OR ANY OTHER REASON WHICH OCCURS PRIOR TO ANY DEFAULT UNDER THIS AGREEMENT ON THE PART OF BUYER, THE DEPOSIT PLUS INTEREST ACCRUED THEREON SHALL IMMEDIATELY BE RETURNED TO BUYER. IF SAID SALE IS NOT CONSUMMATED BECAUSE OF A DEFAULT UNDER THIS AGREEMENT ON THE PART OF BUYER WHICH OCCURS PRIOR TO A FAILURE OF ANY CONDITION OR OTHER REASON TO TERMINATE THIS TRANSACTION, THEN SELLER SHALL BE IMMEDIATELY, AUTOMATICALLY AND UNCONDITIONALLY RELEASED FROM ITS OBLIGATIONS UNDER THIS AGREEMENT, AND THE DEPOSIT (BUT NOT THE INTEREST ACCRUED THEREON) SHALL BE PAID TO AND RETAINED BY SELLER AS LIQUIDATED DAMAGES (WITH ANY ACCRUED INTEREST THEREON TO BE PAID TO BUYER). THE PARTIES HAVE AGREED THAT SELLER'S ACTUAL DAMAGES, IN THE EVENT OF A DEFAULT BY BUYER, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT THE DEPOSIT HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES' REASONABLE ESTIMATE OF SELLER'S DAMAGES AND AS SELLER'S SOLE AND EXCLUSIVE REMEDY AGAINST BUYER, AT LAW OR IN EQUITY, IN THE EVENT OF A DEFAULT UNDER THIS AGREEMENT ON THE PART OF BUYER. SELLER HEREBY WAIVES ANY AND ALL BENEFITS IT MAY HAVE UNDER CALIFORNIA CIVIL CODE SECTION 3389.

        INITIALS: Seller _________ Buyer __________

        9. Escrow; Closing.

           (a) Escrow Instructions. Upon mutual execution of this Agreement, the parties hereto shall deposit an executed counterpart of this Agreement with Escrow Holder and this Agreement shall serve as instructions to Escrow Holder for consummation of the purchase and sale contemplated hereby. Seller and Buyer shall execute such supplemental Escrow instructions as may be appropriate to enable Escrow Holder to comply with the terms of this Agreement, provided such supplemental Escrow instructions are not in conflict with this Agreement as it may be amended in writing from time to time. In the event of any conflict between the provisions of this Agreement and any supplementary Escrow instructions signed by Buyer and Seller, the terms of this Agreement shall control.

           (b) Closing. The recordation of the Deed and the delivery of the other documents and funds contemplated hereby (the "Closing") shall take place on a date mutually reasonably agreed upon by the parties and shall occur within forty five days following the Execution Date. The date on which the Closing occurs is herein referred to as the "Closing Date". Subject to

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the provisions of Paragraph 8, above, and Buyer's rights at law or in equity, in the event the Closing does not occur on or before the date which is forty five
(45) days following the Execution Date, this Agreement shall terminate, the Deposit and all interest thereon shall be returned to Buyer, and all obligations of Buyer and Seller hereunder (except the provisions of this Agreement which recite that they survive termination) shall terminate and be of no further force or effect.

           (c) Seller Deliveries. At or before the Closing, Seller shall deliver to Escrow Holder or Buyer the following:

               (i)    a duly executed and acknowledged Deed;

               (ii) originals of all Leases and tenant files and a duly executed and acknowledged Assignment of Leases;

               (iii) evidence of the termination of any contract affecting the Property;

               (iv)   a duly executed Bill of Sale;

               (v)    a duly executed Assignment of Intangible Property;

               (vi) notices to the tenants of the occurrence of the sale of the Property in a form designated by Buyer and reasonably approved by Seller;

               (vii) a duly executed affidavit that Seller is not a "foreign person" within the meaning of Section 1445(e)(3) of the Internal Revenue Code of 1986 in the form attached hereto as Exhibit H together with a duly executed California Franchise Tax Board Form 590;

               (viii) a full release and reconveyance of all monetary encumbrances affecting the Property and any mechanics' liens;

               (ix) a closing statement in form and content satisfactory to Buyer and Seller (the "Closing Statement") duly executed by Seller;

               (x) reasonable and customary documents or agreements required by the Title Company to issue the Title Policy in the form required by this Agreement, provided, however, that, except for Seller's obligation pursuant to Paragraph 4(c), Seller shall be at no cost or expense in connection therewith;

               (xi) if any agreement for leasing commissions and/or locator fees payable on any Lease shows a commission or locator fee which would be due or payable after the Closing Date which is on account of the current term (exclusive of any unexercised extensions) of any existing Lease, an executed

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release from the broker or finder releasing Buyer and its successors and assigns from any obligation to pay such commission or locator fee and agreeing to look solely to Seller for payment; and

               (xii) duly executed Tenant Estoppel Certificates and/or Seller Estoppel Certificates, as applicable; and

               (xiii) the plans for the Improvements made available to Buyer pursuant to paragraph 4(i).

Buyer may waive compliance on Seller's part under any of the foregoing items by an instrument in writing.

           (d) Buyer Deliveries. At or before the Closing, Buyer shall deliver to Escrow Holder or Seller the following:

               (i)   The Closing Amount;

               (ii) The duly executed Assignment of Leases, in the form attached hereto;

               (iii) The duly executed Assignment of Intangible Property, in the form attached hereto;

               (iv)  the Closing Statement, duly executed by Buyer; and

               (v) a copy of the corporate resolution adopted by Buyer authorizing this transaction.

           (e) Additional Documents. Seller and Buyer shall each deposit such other instruments as are reasonably required by Escrow Holder or otherwise required to Close the Escrow and consummate the purchase of the Property in accordance with the terms hereof.

           (f) Prorations. The following are to be apportioned as of the Closing Date, with Buyer receiving credit for the entire day of the Closing, as follows:

               (i) Rent. Rent actually collected under the Leases shall be apportioned as of the Closing Date. With respect to any rent arrearages arising under the Leases, after Closing, Buyer shall pay to Seller any rent actually collected which is applicable to the period preceding the Closing Date; provided, however, that all rent collected by Buyer shall be applied first to all unpaid rent accruing after the Closing Date, and then to unpaid rent accruing prior to the Closing Date. Buyer shall not be obligated to take any steps to recover any rent arrearages. Seller shall be permitted to pursue its remedy for collection of any rent arrearages applicable to the period prior to the Closing Date, provided that Buyer shall incur no cost or expense in

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connection therewith, but Seller shall not be permitted to enforce any other legal or equitable remedies specifically including commencing eviction procedures.

               (ii) Leasing Costs. Seller shall pay as of the Closing all leasing commission and tenant improvement costs, if any, in connection with the current term (exclusive of unexercised options) of any Lease executed on or before the Execution Date that are or will become due and payable as of the Closing. Buyer shall be entitled to a credit against the Purchase Price for any such unpaid commissions or costs due after the Closing but incurred in connection with the current term (exclusive of unexercised options) of any Lease executed on or before the Execution Date.

               Notwithstanding the foregoing, in the event the lease currently being negotiated by Seller of suite D-101 at the Property to Square, Inc. ("Square, Inc.") is executed prior to Closing (subject to Buyer's approval of the terms and provisions thereof as provided in Paragraph 14), then the leasing commissions and tenant improvement costs in connection with such lease ("Square, Inc. Costs") shall be prorated as of Closing, with Seller receiving a credit at Closing equal to (a) all Square, Inc. Costs paid by Seller, multiplied by (ii) a fraction, the numerator of which is the length of the post-Closing remaining term of the Square, Inc. Lease, and the denominator of which is the length of the entire term of the Square, Inc. Lease (excluding extension options). Buyer shall receive a credit at Closing equal to (a) all Square, Inc. Costs remaining (i.e., unpaid as of the Closing), multiplied by (ii) a fraction, the numerator of which is the length of the pre-Closing term of the Square, Inc. Lease, and the denominator of which is the length of the entire term of the Square, Inc. Lease (excluding extension options). By way of example, assuming the Square, Inc. Lease has a term of 5 years, which commenced one month prior to Closing, and that Seller, prior to Closing, paid tenant improvement and leasing costs totalling $13,750. In such event, pursuant to the foregoing formula, Seller would receive a credit against the Purchase Price at Closing equal to $13,750 multiplied by the quotient obtained by dividing 59 months (the remaining post-Closing term) by 60 months (the entire Lease term). As a result, Seller would receive a credit of $13,520.83.

               Tenant improvement costs and leasing commissions payable in connection with any new leases executed after the Execution Date and in compliance with the provisions of Paragraph 14, below, shall be prorated using the above formula for each such new lease. Any tenant improvement costs or leasing commissions arising under new leases executed after the Execution Date but in violation of the provisions of Paragraph 14, shall be paid by Seller prior to Closing.

               (iii) C Enterprises Credit. Pursuant to the existing Lease of suite F-100 to C Enterprises, in the event C

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Enterprises does not exercise its extension option, but instead terminates its
Lease, then C Enterprises is obligated by the terms of its Lease to reimburse Seller Eight Thousand Four Hundred Dollars ($8,400) for unamortized tenant improvement costs. Buyer has agreed that, provided the Lease to C Enterprises remains in full force and effect at Closing, Seller shall be entitled to a credit at Closing in the amount of Eight Thousand Four Hundred Dollars ($8,400). Seller shall not be entitled to, and shall have no claim for, any other or additional reimbursement of unamortized tenant improvement costs or cancellation fees in connection with the C Enterprises Lease.

               (iv) Security Deposits. Buyer shall be enti- tled to a credit against the Purchase Price for the total sum of all security and other deposits paid to Seller by tenants under any Leases, and any interest earned thereon which by law or the terms of the Leases could be required to be refunded to tenants.

               (v) Utility Charges. Seller shall cause all the utility meters to be read on the Closing Date, and will be responsible for the cost of all utilities used prior to the Closing Date, except to the extent such utility charges are billed to and paid by tenants directly.

               (vi) Real Estate Taxes and Special Assessments. General real estate taxes and special assessments payable for the fiscal year in which the Closing occurs shall be prorated by Seller and Buyer as of the Closing Date.

               (vii) Other Apportionments. Annual or periodic permit and/or inspection fees (calculated on the basis of the period covered), and liability for other Property operation and maintenance expenses and other recurring costs shall be apportioned as of the Closing Date.

               (viii) Preliminary Closing Statement. Seller and Buyer shall jointly prepare and approve a preliminary Closing Statement on the basis of the Leases and other sources of income and expenses, and shall deliver such computation to Escrow Holder prior to Closing.

               (ix) Post-Closing Reconciliation. If any of the aforesaid prorations cannot be definitely calculated on the Closing Date, then they shall be estimated at the Closing and definitely calculated as soon after the Closing Date as feasible. As soon as the necessary information is available, Buyer shall conduct a post-Closing audit to determine the accuracy of all prorations made to the Purchase Price (the "Post-Closing Audit"). Either party owing the other party a sum of money based on such subsequent proration(s) or the Post-Closing Audit shall promptly pay said sum to the other party, together with interest thereon at the rate of two percent over the "prime rate" (as announced from time to time in the Wall Street Journal) per annum from the

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Closing Date to the date of payment if payment is not made within ten (10) days after delivery of a bill therefor.

            (g) Closing Costs. Seller shall pay for the portion of the premium for the Title Policy which would be necessary to obtain CLTA coverage and any transfer taxes applicable to the sale. In addition, Seller shall be liable for any prepayment fee or other charge payable in connection with any payoff of monetary encumbrances. Buyer shall pay the cost of increasing the Title Policy to ALTA coverage, the cost of the Endorsements or any other endorsements Buyer may obtain, the ALTA Survey and the recording fee for the Deed. Any escrow fees shall be paid fifty percent (50%) by Buyer and fifty percent (50%) by Seller. All other costs and charges of the Escrow not otherwise provided for in this Agreement shall be allocated in accordance with the closing customs for the County where the Property is located. Buyer and Seller shall each be responsible for their respective legal fees to negotiate and execute this Agreement.

            (h) Reporting Requirements. The Escrow Holder shall comply with all applicable federal, state and local reporting and withholding requirements relating to the close of the transactions contemplated herein. Without limiting the generality of the foregoing, to the extent the transactions contemplated by this Agreement involve a real estate transaction within the purview of Section 6045 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), Escrow Holder shall have sole responsibility to comply with the requirements of Section 6045 of the Internal Revenue Code (and any similar requirements imposed by state or local law), which in part requires Escrow Holder to report real estate transactions closing after December 31, 1986 by, among other things, preparing and causing to be filed Internal Revenue Service Form 1099-B and any applicable additional statements in connection therewith. For purposes hereof, Seller's tax identification number is 95- 4081050. Escrow Holder shall hold Buyer, Seller and their counsel free and harmless from and against any and all liability, claims, demands, damages and costs, including reasonable attorney's fees and other litigation expenses, arising or resulting from the failure or refusal of Escrow Holder to comply with such reporting requirements.

        10. Representations, Warranties and Covenants of Seller. As of the date hereof and again as of Closing, Seller represents and warrants to, and covenants with, Buyer as follows, which representations, warranties and covenants shall survive the Closing:

            (a) To Seller's actual knowledge without investigation, (i) there are no material physical or mechanical defects in, or shortage or deficiency in utilities supplied to, the Property, and (ii) the Property and its current use and operation are in compliance with applicable laws, rules, permits and regulations as well as private covenants, conditions and restrictions.

            (b) Seller has received no written notice that (i) any license, permit, variance, easement or approval, including without limitation final certificates of occupancy (or the equivalent) necessary for the current use, operation and occupancy of the Property have not been issued or are not in effect, or (ii) the Property is dependent on any other property for compliance with zoning or other land use regulations.

            (c) The documents described in Paragraph 3 above are all the documents related to the Property in Seller's possession or control. Seller does not have possession of any keys to the Property. Seller has provided to Buyer true, complete and accurate copies of all of the documents described in Paragraph 3 above.

            (d) To Seller's actual knowledge without investigation, there are no
(i) condemnation, environmental, zoning or other land-use proceedings, instituted against the Property, (ii) special assessment proceedings affecting the Property, or (iii) unrecorded easements, covenants, restrictions, agreements or other documents which affect title to the Property.

            (e) To Seller's actual knowledge without investigation there are no litigation, arbitration or reference proceedings pending against Seller or the Property.

            (f) On the Closing Date there will be no outstanding written or oral contracts related to the Property, other than the Leases.

            (g) To Seller's actual knowledge without investigation (i) no hazardous or toxic substance, waste or material (including without limitation PCB's, petroleum, petroleum products and fractions thereof) has existed or currently exists in, on or under, or has been disposed of or released from, the Property or any property adjacent to the Property except in compliance with applicable laws, orders, rules and regulations; and (ii) no underground storage tanks (whether existing or abandoned) exist on or under the Property or on or under any property adjacent to the Property.

            (h) Neither Seller nor, to Seller's actual knowledge without investigation, any tenant of the Property has either filed or been the subject of any filing of a petition under any federal or state bankruptcy or insolvency laws.

            (i) The most current Rent Roll provided to Buyer is a complete and accurate list of all Leases. Seller has provided to Buyer complete and accurate copies of all Leases.

            (j) To Seller's actual knowledge without investigation, there exists no defaults or events which, with the giving of notice or passage of time, or both, would constitute a default by any of the tenants.

            (k) There exists no defaults or events which, with the giving of notice or passage of time, or both, would constitute a default by Seller under any of the Leases.

            (l) To Seller's actual knowledge, no free rent, abatements, or other unexpired concessions exist under any Leases which apply to any period after the Closing.

            (m) This Agreement and all documents executed by Seller and delivered to Buyer pursuant to this Agreement are and will be duly executed and delivered by Seller, are and will be legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, and do not and will not violate any provision of any agreement or judicial order to which Seller or the Property is subject. Seller has obtained all necessary authorizations, approvals and consents to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

            (n) Seller is not a "foreign person" within the meaning of Internal Revenue Code Section 1445(f)(3).

            (o) Seller has not granted any option or right of first refusal or first opportunity to any party to acquire any interest in any of the Property, except the right of first refusal to purchase the space occupied by the lessee of Suite F- 100 in the event the Property is sold as condominiums.

        11. Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller as follows: Buyer is a corporation duly organized and validly existing and in good standing under the laws of the State of Maryland and in good standing under the laws of the State of California; this Agreement and all documents executed by Buyer pursuant to this Agreement are or will be duly authorized, executed and delivered by Buyer, and are or will be legal, valid and binding obligations of Buyer, and do not and will not violate any provisions of any agreement or judicial order to which Buyer is subject.

        12. Indemnity.

            (a) Except for "Liabilities" (hereafter defined) arising directly or indirectly from a breach of any of Buyer's representations or warranties, or which shall have arisen out of any aspect of the Property, its management or operations with respect to the period after Closing, Seller shall hold harmless, indemnify and defend Buyer, its successors and assigns and their respective agents, employees, officers, directors and partners, and the Property from and against any and all liabilities, claims, demands, damages and costs, whether direct, contingent or consequential and no matter how arising, excluding attorneys' fees associated therewith ("Liabilities") in any way (i) related to or arising from any personal injury or property damage arising or occurring on or about the Property prior to the Closing and during such time as Seller owned the Property; (ii) related to or arising from any breach of contract or duty by Seller related to the Property and arising or occurring prior to the Closing; or (iii) resulting from any breach of representation or warranty by Seller contained in this written Agreement or resulting from any breach or default by Seller under this Agreement.

            (b) Except for Liabilities arising directly or indirectly from a breach of any of Seller's representations or warranties, or which shall have arisen out of any aspect of the Property, its management or operations with respect to the period prior to Closing, Buyer shall hold harmless, indemnify and defend Seller, its successors and assigns and their respective agents, employees, officers and partners, from and against any and all Liabilities, excluding attorneys' fees associated therewith in any way (i) related to or arising from any personal injury or property damage arising or occurring on or about the Property after the Closing and during such time as Buyer owns the Property; (ii) related to or arising from any breach of contract or duty by Buyer related to the Property and arising or occurring after the Closing; or
(iii) resulting from any breach of representation or warranty by Buyer contained in this Agreement or resulting from any breach or default by Buyer under this Agreement.

        13. Maintenance of the Property and Property Personnel. Between Seller's execution of this Agreement and the Closing, Seller shall maintain the Property in the order, condition and repair in which it existed on the date of this Agreement, reasonable wear and tear and, subject to Paragraph 19 below, damage by casualty excepted, shall perform all work required to be performed by the landlord under the terms of any Lease, and shall make all repairs, maintenance and replacements of the Improvements otherwise operate the Property in the same manner as before the making of this Agreement, as if Seller were retaining the Property. After full execution of this Agreement and until the Closing, Seller shall maintain all existing personnel on the Property in their current employment positions at not less than their current rate of compensation. Without limiting the effectiveness of the foregoing provisions or the other provisions of this Agreement, in the event of the Closing of the purchase of the Property, Buyer shall not retain the existing employees and management agents of Seller for the Property, and, accordingly, on the Closing, Seller shall (i) cause all employment and management agreements respecting the Property to be terminated, and deliver evidence of such termination to Buyer, and (ii) remove all employees and management personnel from the Property.

        14. Leasing; Buyer's Consent to New Contracts Affecting the Property; Termination of Existing Contracts. Seller shall not, after the date of Seller's execution of this Agreement, enter into any lease or contract affecting the Property, or any amendment thereof, or, except as required by the express terms and provisions of any Lease, permit any tenant to enter into any sublease, assignment or agreement pertaining to the Property, or waive, compromise or settle any rights of Seller under any contract or Lease, or agree to return any security deposit, or modify, amend, or terminate any Lease (all of the foregoing sometimes referred to herein as a "new lease"), without obtaining Buyer's prior written consent thereto, which shall not be unreasonably withheld. Seller shall terminate prior to the Closing, at no cost or expense to Buyer, any and all agreements and contracts affecting the Property other than the Leases.

        15. Insurance. Through the Closing Date, Seller shall maintain or cause to be maintained, at Seller's sole cost and expense the policy or policies of insurance currently maintained by Seller with respect to the Property.

        16. Cooperation with Buyer. Seller hereby irrevocably authorizes Buyer and its agents to make all inquiries with and applications to any third party, including any governmental authority, as Buyer may reasonably require to complete its due diligence; provided, however, Buyer shall not request, apply for or initiate any change in zoning or other regulatory scheme of the Property unless and until the Closing has occurred. Notwithstanding the foregoing, Buyer shall not contact any existing tenants of the Property without Seller's prior approval, which shall not be unreasonably withheld or delayed.

        17. Marketing. Seller agrees not to market or show the Property to, or solicit offers from, any other prospective purchasers after the expiration of the Investigation Period.

        18. Publicity and Confidentiality. The parties each agree that the terms of the transaction contemplated by this Agreement, the identity of Buyer and Seller and all information made available in connection with the transaction contemplated herein, shall be maintained in strict confidence and no disclosure of such information will be made, whether or not the transaction contemplated by this Agreement shall Close, except to such attorneys, accountants, investment advisors, lenders and others as are reasonably required to evaluate and consummate that transaction. Nothing in this Paragraph shall prevent Buyer, Seller or the Escrow Holder from disclosing or accessing any information otherwise deemed confidential under this Paragraph (a) in connection with that party's enforcement of its rights hereunder; (b) pursuant to any legal requirement, any statutory reporting requirement or any accounting or auditing disclosure requirement; (c) in connection with performance by either party of its obligations under this Agreement (including, but not limited to, the delivery and recordation of instruments, notices or other documents required hereunder); or (d) to potential investors, participants or assignees in or of the transaction contemplated by this Agreement or such party's rights therein.

        19. Eminent Domain.

            (a) In the event a governmental entity commences eminent domain proceedings to take any material (in Buyer's reasonable) portion of the Property after the date hereof and prior to the Closing Date, then Buyer shall have the option to terminate this Agreement by written notice to Seller within ten (10) business days after Buyer first learns of such commencement. In the event of any such termination, the Deposit, together with all interest accrued thereon, shall be returned to Buyer, Buyer and Seller shall each be liable for one-half of any escrow fees or charges, and neither party shall have any further liability or obligation under this Agreement.

            (b) In the event a governmental entity commences eminent domain proceedings to take any part of the Property after the date hereof and prior to the Closing Date and this Agreement is not terminated pursuant to subparagraph
(a), above, as a result thereof, then the Closing Date shall occur as scheduled notwithstanding such proceeding; provided, however, that Seller's interest in all awards arising out of such proceedings shall be assigned to Buyer as of the Closing Date or credited to Buyer if previously received by Seller.

        20. Casualty.

            (a) In the event any of the Property is damaged and/or destroyed by fire or other casualty prior to the Closing Date, and the cost to repair and/or restore such damage and/or destruction (which cost, for purposes of this Paragraph 19, shall be deemed to include reasonably anticipated post-Closing rental loss through to completion of such repair and/or restoration) exceeds One Hundred Thousand Dollars ($100,000), then Buyer shall have the right to terminate this Agreement by written notice to Seller within three (3) business days after Buyer's first learning of the occurrence of such casualty and the cost of such repair and/or restoration. In the event of any such termination, the Deposit, together with all interest accrued thereon, shall be returned to Buyer, Buyer and Seller shall each be liable for one-half of any escrow fees or charges, and neither party shall have any further liability or obligation under this Agreement.

            (b) In the event any of the Property is damaged or destroyed by fire or other casualty prior to the Closing Date where (i) the cost to repair and/or restore such damage and/or destruction does not exceed One Hundred Thousand Dollars ($100,000.00), or (ii) the cost to repair and/or restore such damage and/or destruction exceeds One Hundred Thousand Dollars ($100,000.00) but this Agreement is not terminated pursuant to Paragraph 19(a) above as a result thereof, then the Closing Date shall occur as scheduled notwithstanding such damage; provided, however, that Seller's interest in all proceeds of insurance payable by reason of such casualty shall be assigned to Buyer as of the Closing Date or credited to Buyer if previously received by Seller, and Seller shall be responsible for any cost of repair not covered by such insurance (whether by reason of insurance deductible, uninsured casualty or otherwise and whether payable before or after Closing), and Buyer shall receive a credit toward the Purchase Price therefor.

        21. Commission. Except for a real estate brokerage commission to be paid by Seller to Kent Moore of Lee & Associates upon Close of Escrow, neither Seller nor Buyer is aware of any other real estate broker involved in this transaction. Except as provided in the preceding sentence, in the event of any claim of a commission or finder's fee based upon any contact, dealings or communication, the party through whom the broker or finder makes its claim shall be responsible for said commission or fee and all costs and expenses (including, without limitation, reasonable attorneys' fees) incurred by the other party in defending against the same. The party through whom any such broker or finder makes a claim shall hold harmless, indemnify and defend the other party hereto, its successors and assigns, agents, employees, officers and directors, and the Property from and against any and all obligations, liabilities, claims, demands, liens, encumbrances and losses (including, without limitation, attorneys' fees), whether direct, contingent or consequential, arising out of, based on, or incurred as a result of such claim. The provisions of this Paragraph shall survive the termination of this Agreement.

        22. REIT Disclosure. Buyer hereby advises Seller that Buyer is qualified as a real estate investment trust under the provisions of the Internal Revenue Code of 1986, as amended, and that, by reason thereof, the maintaining of such status and the avoiding of any activity which might cause a penalty tax to be applied is of material concern to Buyer. Accordingly, Seller agrees to make any modifications or amendments to this Agreement requested by Buyer that may be necessary for Buyer to maintain its status as a real estate investment trust or in order for it to avoid a penalty tax; provided, however, that Seller shall have no obligation to enter into any such modification or amendment that would materially alter or affect, in Seller's sole judgment, Seller's rights, duties, or obligations under this Agreement. If Seller declines to modify or amend this Agreement for any reason in a manner which Buyer determines, in the good faith exercise of its reasonable business judgment, is necessary to maintain its status as a real estate investment trust, Buyer shall have the right to terminate this Agreement. In the event Buyer exercises such termination right, neither party shall have any further rights or obligations hereunder, and all funds (including, without limitation, the Deposit and all interest accrued thereon) and documents deposited in escrow shall be returned to the party depositing the same.

        23. Miscellaneous Provisions.

            (a) Risk of Loss. Seller shall deliver to Buyer possession of the Property upon the Close of Escrow. From and after the Close of Escrow, Buyer shall bear any and all risk of casualty loss to the Property.

            (b) Attorneys' Fees. In the event that either Buyer or Seller brings any suit or other proceeding with respect to this Agreement, the prevailing party in such action or proceeding shall, in addition to such other relief as may be awarded, recover its actual attorneys' fees, expenses and costs incurred in such action or proceeding from the other party. If Seller is the prevailing party, such recovery of attorneys' fees, expenses and costs incurred, shall be in addition to any liquidated damages to which Seller may be entitled under this Agreement. In addition to the foregoing award of attorneys' fees to the prevailing party, the prevailing party in any lawsuit on this Agreement shall be entitled to its attorneys' fees incurred in any post judgment proceedings to collect or enforce the judgment. This provision is separate and several and shall survive the merger of this Agreement into any judgment on this Agreement.

            (c) Time is of the Essence. Time is of the essence of this Agreement, and each of its provisions. For purposes of this Agreement "business day" shall mean any day other than a Saturday, Sunday, California State or national holiday or other day on which commercial bankers in California are generally not open for business.

            (d) Entire Agreement. This Agreement, and any additional escrow instructions to Escrow Holder to be executed in accordance herewith, constitute the entire agreement between the parties hereto with respect to the Property, and supersede any and all prior agreements, understandings, representations, and warranties. This Agreement may not be modified or altered except in a written agreement executed by the parties hereto.

            (e) Successors and Assigns. This Agreement is personal to and may not be assigned by either Buyer or Seller; provided, however, that Buyer shall have the right to assign this Agreement without the consent or approval of Seller to a person or entity affiliated with Buyer; provided further, however, that in the event of any such assignment Buyer shall not be released from any liability hereunder. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors, heirs, administrators and permitted assigns.

            (f) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

            (g) Severability. If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.

            (h) Counterparts. This Agreement, and any document executed in connection with this Agreement, may be executed in any number of counterparts each of which shall be deemed an original and all of which shall constitute one and the same agreement with the same effect as if all parties had signed the same signature page. It shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all persons required to bind any party, appear on a single counterpart, but it shall be sufficient that the signature of, or on behalf of, each party, appear on one or more of the counterparts. Any signature page of this Agreement, and any document executed in connection with this Agreement, may be detached from any counterpart of this Agreement or such other document and reattached to any other counterpart of this Agreement or such other document identical in form hereto or thereto but having attached to it one or more additional signature pages. This Agreement, and any document executed in connection with this Agreement, shall be deemed executed and delivered upon each party's delivery of executed signature pages of this Agreement or such other document, which signature pages may be delivered by facsimile with the same effect as delivery of the originals.

            (i) No Waiver. No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement or under any other instrument or document given in connection with or pursuant to this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege. No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified herein.

            (j) Legal Representation. Each party has been represented by legal counsel in connection with the negotiation of the transactions herein contemplated and the drafting and negotiation of this Agreement.

            (k) Notices. Any notice of communication required or permitted to be given under this Agreement shall be in writing, and shall be personally delivered or delivered by facsimile transmission, sent by first-class registered or certified mail, prepaid, return receipt requested or sent by an overnight delivery service. If mailed, any notice shall be deemed "delivered" seventy-two hours after deposit of same in the United States mail, addressed to the addressee as set forth below, or such other address as a party may specify upon giving written notice as provided in this paragraph to the other party. If personally delivered or delivered by facsimile transmission, notices shall be deemed "delivered" upon delivery to the address of the addressee. If delivered by overnight courier, one business day after being deposited with the overnight courier service or facsimile transmission. The following shall be the addresses of the parties for purposes of this paragraph:

         If to Seller:                      550 Associates
                                            73-241 Highway 111
                                            Suite 4C West
                                            Palm Desert, California 92260
                                            Phone:            (619) 340-9392
                                            Fax:              (619) 779-1047

         With a copy to:                    Mark Finfer
                                            173 North Anita Avenue
                                            Los Angeles, California 90049
                                            Phone:            (310) 472-6655
                                            Fax:              (310) 472-8455

         If to Buyer:                       Pacific Gulf Properties Inc.
                                            363 San Miguel Drive, Suite 100
                                            Newport Beach, CA  92660-7805
                                            Attention:  Mr. Lonnie Nadal
                                            Phone:            (714) 721-2700
                                            Fax:              (714) 721-2701

         With a copy to:                    Cox, Castle & Nicholson, LLP
                                            2049 Century Park East, Suite 2800
                                            Los Angeles, California  90067
                                            Attention:  Amy H. Wells, Esq.
                                            Phone:            (310) 284-2233
                                            Fax:              (310) 277-7889

         If to Escrow
         Holder:                            Chicago Title Insurance Company
                                            16969 Von Karman
                                            Irvine, California 92714
                                            Attention:  Joy Eaton
                                            Phone:  (714) 263-0126
                                            Fax:    (714) 263-0344

            (l) Exhibits. All exhibits attached hereto are incorporated herein as though fully set forth herein.

            (m) Joint Liability. All entities constituting "Seller" hereunder shall be jointly liable for the faithful performance of the terms and conditions hereof, and of any other document executed in connection herewith, to be performed by Seller.

        24. Principal of Seller Licensed Real Estate Broker. Buyer acknowledges that Seller has made Buyer aware that one or more of the principals of Seller are California licensed real estate brokers.

        25. Tax Deferred Exchange. Buyer agrees to cooperate reasonably with Seller (at no cost or risk to Buyer) in the manner of transferring title to the Property, provided however, in no event shall the Closing be postponed or delayed. Such cooperation by Buyer shall include Buyer paying the Purchase Price at Closing to an accommodation party named by Seller but shall not include Buyer's acquiring title to any property other than the Property or otherwise becoming involved in any transaction with a third party. Notwithstanding anything to the contrary contained herein, Buyer is not to incur any, and Seller shall reimburse, indemnify and hold Buyer harmless from, any and all costs, expenses and liabilities incurred solely from Buyer's accommodation of such tax deferred exchange, including, without limitation, reasonable attorneys' fees, and any title or escrow fees or expenses.

        IN WITNESS WHEREOF, Buyer and Seller have executed this Agreement as of the date first set forth above.

                                     BUYER:

                                     PACIFIC GULF PROPERTIES INC.,
                                     a Maryland corporation

                                     By:________________________________

                                        ________________________________
                                             (Print Name and Title)

                                     SELLER:

                                     550 ASSOCIATES, a California
                                     limited partnership

                                     By: Compass Properties, Inc.,
                                         its general partner

                                         By: ___________________________

                                             ___________________________
                                                (Print Name and Title)

                    [BUYER AND SELLER TO INITIAL PARAGRAPH 8]

Chicago Title Insurance Company agrees to act as Escrow Holder in accordance with the terms of this Agreement.

                                       CHICAGO TITLE INSURANCE COMPANY

                                       By:________________________________

                                          ________________________________
                                               (Print Name and Title)